Exhibit 99.2

Q&A Relating to PTGi’s Sale of Australian Operations to M2 Telecommunications Group Ltd

1)	What is the regulatory approval process in Australia?
A)	No regulatory approvals are necessary for this transaction, however, M2 will meet ACCC to notify them of the deal, which is customary.

2)	What is in the $10 million holdback?
A)	The $10 million of the proceeds will be placed in an indemnification escrow in the event that there are indemnification claims following the closing. The equity purchase agreement has customary indemnification provisions. Escrowed amounts will be distributed to PTGi at a later time to the extent not used for indemnification claims.

3)	Under the terms of the bond indenture, isn’t Primus obligated to use the proceeds of asset sales to offer to repurchase bonds?
A)	The indenture for our 10% notes generally permits us to use the proceeds to discharge indebtedness or reinvest in the business. Proceeds not used to reinvest in the business may be used to conduct a tender offer for the 10% notes. The offer price would be equal to 100% of principal amount plus accrued and unpaid interest. Following any tender offer, any remaining funds will become available for general corporate purposes.

4)	What will you use the proceeds of the sale for?
A)	Our board has until 365 days after the closing to make specific determinations regarding the use of proceeds. We expect to make further announcements regarding the use of proceeds as our board makes those determinations.

5)	Since you will be paid in Australian dollars, will you hedge your currency risk from the transaction? What could a hedge cost?
A)	We have entered into an FX hedge, which we believe is prudent, but are not commenting on the specific terms.

6)	Will the proceeds from the sale create a PTGi tax liability? Can you give us an idea of the gain on the sale?
A)	The sale is expected to generate taxable gain of approximately $20 million, substantially all of which PTGi expects to offset with available tax loss carryforwards.

7)	Are the proceeds of the sale subject to repatriation tax?
A)	No, PTGi will not be subject to repatriation tax.

8)	Is there a breakup fee should for some reason the transaction not be consummated?
A)	No, there is no breakup fee for either party.

9)	Why are you separating the Canadian businesses and what will happen to corporate in the US?
A)	We plan to separate Primus Canada into two businesses. The first will be a ‘pure-play’ Data Center business that will highlight our growth momentum across 8 state-of-the-art facilities throughout Canada, offering: colocation, managed services, and cloud platforms to medium and large enterprises. The second business unit will leverage our years of experience and superior service through Primus Canada’s competitive telecom suite of voice and data services for consumers and small and medium businesses. With the increasing weight of our Data Center assets and related profitability, we believe that showing the financial performance of these businesses separately is a great way to highlight our value creation potential going forward.

10)	Now that Australia is sold what is the impact on the $14.5 million of corporate overhead run rate?
A)	PTGi will remain a public company but plans to substantially reduce its run rate corporate expenses by an estimated 50% or more as a result of the Australia sale.

11)	Will outstanding Primus Warrants be affected by the transaction?
A)	No, there will be no adjustment to the terms of the Warrants as a result of the transaction.

12)	What happens if PTGi launches a bond tender and the bond holders don’t tender their holdings?
A)	Again, our board has until 365 days after the closing to make specific determinations regarding the use of proceeds. However, should PTGi conduct a tender offer, following such an offer, any remaining funds will become available for general corporate purposes.

13)	What happens to PTGi now? Will you remain public?
A)	Yes, we expect to continue to operate as a public company, focusing primarily on our strategic growth objectives in Canada and on the completion of our strategic review process.

14)	Will you stay listed on the NYSE?
A)	Yes we expect to remain listed.

15)	What’s happening with the strategic review?
A)	As we have previously stated, we will not make announcements unless our board makes a decisions or otherwise deems appropriate a further disclosure. We have no further disclosures at this time.

16)	Might you buy back stock?
A)	Our previously announced stock repurchase program remains in effect through August 8, 2013 and could be extended by our board at that time. The indenture governing our 10% notes limits the amount of stock that we may repurchase without note holder approval.

17)	Will you institute a special dividend to equity holders without requiring bond holder approval?
A)	The indenture governing our 10% notes limits the amount of dividends that we may pay without note holder approval.

18)	How does this transaction help M2? Is M2 required to secure shareholder approval?
A)	If you have questions for M2, you can contact Debra Mansfield, Corporate Communications, 03 9674 6569, dmansfield@m2.com.au.

19)	Who will run this division when it becomes part of M2?
A)	If you have questions for M2, you can contact Debra Mansfield, Corporate Communications, 03 9674 6569, dmansfield@m2.com.au.

20)	What’s going to happen to the CVRs?
A)	This transaction does not affect the CVRs.

21)	Who advised PTGi on the deal?
A)	Jefferies & Company, Inc. is acting as exclusive financial advisor to the special committee of the Board of Directors.